Exhibit 10.17

LOAN NO.: 010-00002165

FIXED RATE NOTE
[Defeasance]
$21,500,000.00		October 30, 2007

1.	BORROWER’S PROMISE TO PAY.

FOR VALUE RECEIVED, the undersigned, PLAINFIELD PARTNERS, LLC, a Delaware limited liability company, having an office at c/o Griffin Capital Corporation, 2121 Rosecrans Avenue, Suite 3321, El Segundo, California 90245 (“Borrower”), hereby unconditionally promises to pay to the order of ARTESIA MORTGAGE CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, “Lender”), the principal sum of Twenty One Million Five Hundred Thousand and 00/100 Dollars ($21,500,000.00), in lawful money of the United States of America with interest thereon to be computed from the date of disbursement under this Note at the Applicable Interest Rate (defined below), and to be paid in installments as provided herein. Any initially capitalized terms which are not specifically defined in this Note shall have the same meanings given to them in the Security Instrument (defined below).

2.	INTEREST.

Interest on the principal sum of this Note shall be calculated on the basis of a 360-day year and will be payable on the basis of the actual number of days elapsed. Borrower shall pay interest at the rate of Six and Sixty-Five Hundredths percent (6.650%) per annum (the “Applicable Interest Rate”). If Borrower fails to pay any amount when due under this Note, in addition to any other rights possessed by the Lender, any accrued but unpaid interest may be added to the unpaid principal and accrue interest at the Default Rate (defined below). The first interest accrual period under this Note shall commence on and include the date that principal is advanced under this Note and shall end on and include the next tenth (10th) day of a calendar month, unless principal is advanced on the tenth (10th) day of a calendar month, in which case the first interest accrual period shall consist of only such tenth (10th) day. Each interest accrual period thereafter shall commence on the eleventh (11th) day of each calendar month during the term of this Note and shall end on and include the tenth (10th) day of the next occurring calendar month.

3.	PAYMENTS.

(a) Time and Amounts of Payments. Borrower shall pay principal and interest by making payments as follows:

(i) Accrued interest only at the Applicable Interest Rate shall be due and payable on the date that principal is advanced under this Note for the period from the date of disbursement hereunder through and including the tenth (10th) day of the current calendar month (if the date of disbursement hereunder is on or after the first (1st) day of a calendar month and prior to the eleventh (11th) day of a calendar month) or the tenth (10th) day of the next succeeding calendar month (if the date of disbursement hereunder is on or after the eleventh (11 th) day of the current calendar month);

(ii) A constant payment in the amount of U.S. $138,022.45 (the “Constant Payment”), on November 11, 2007, and on the eleventh (11th) day of each calendar month thereafter up to and including October 11, 2017; each of such payments to be applied to the payment of interest computed at the Applicable Interest Rate, and the balance applied toward the reduction of the principal sum; and

(iii) A payment of the entire unpaid principal balance of this Note and all accrued and unpaid interest thereon due and payable on November 11, 2017 (the “Maturity Date”).

(b) Place of Payments. The payments referred to in Section 3(a)(ii) above are hereinafter referred to individually as a “Monthly Payment”, and collectively as “Monthly Payments”. Borrower shall make its Monthly Payments and any other payments due under this Note, including, without limitation, the entire unpaid principal balance of this Note plus all accrued but unpaid interest thereon due and payable on the Maturity Date, at Structured Products Servicing, Wachovia Wholesale Lockbox, P.O. Box 60253, Charlotte, North Carolina 28260-0253 or at a different place (including, without limitation, to Lender’s Representative) if required by the Lender. As used in this Note, the term “Lender’s Representative” shall mean Lender or Lender’s loan servicer or agent, in each case as designated by Lender from time to time.

(c) Application of Payments. In the absence of a specific determination by Lender to the contrary, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (i) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (ii) to the portion of accrued but unpaid interest accruing at the Applicable Interest Rate on this Note; and (iii) to the unpaid principal balance of this Note. Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

4.	PREPAYMENT; DEFEASANCE.

(a) Subject to the provisions of Section 4(h) below, Borrower shall not have the right or privilege to prepay all or any portion of the unpaid principal balance of this Note, except in connection with the application of Net Proceeds by Lender pursuant to Section 1.09 of the Security Instrument (which application shall not be subject to any Prepayment Charge (defined below)).

(b) On or after the earlier of (i) three (3) years from the due date of the first Monthly Payment or (ii) the date which is two (2) years and one (1) day after the “startup day” of any “real estate mortgage investment conduit” or “REMIC” (as such terms are defined in Sections 860G(a)(9) and 860D, respectively, of the United States Internal Revenue Code, as amended, and any related United States Treasury Department regulations) which may acquire the Loan, as the case may be (the “Lockout Expiration Date”), and provided that no Event of Default exists, Borrower may obtain a release (the “Release”) of the Property from the lien of the Security Instrument and the other Loan Documents provided that the following conditions have been satisfied (a “Defeasance”):

(1)	Borrower shall have provided Lender with not less than thirty (30) days and not more than sixty (60) days prior written notice (the “Defeasance Notice”) specifying the Monthly Payment date (the “Release Date”) on which the Defeasance Deposit (defined below) is to be paid or the Government Securities (defined below) are to be delivered, in each case in the manner hereinafter provided;

(2)	Borrower shall have paid to Lender all interest accrued and unpaid on the principal balance of this Note to and including the Release Date;

(3)	Borrower shall have paid to Lender all other sums due and payable under this Note, the Security Instrument and the other Loan Documents to and including the Release Date, including, without limitation, any Monthly Payment which may be due and payable on the Release Date;

(4)	Borrower shall have paid to Lender’s Representative a $5,000.00 non-refundable processing fee (the “Defeasance Processing Fee”), which must be paid at the same time the Defeasance Notice is provided to Lender;

(5)	Borrower shall have either paid to Lender’s Representative the Defeasance Deposit or delivered to Lender’s Representative the Government Securities, whichever Lender requires at Lender’s option;

(6)	All payments by Borrower to Lender’s Representative under this Section 4 shall have been made in immediately available funds, except for the Defeasance Processing Fee, which may be paid by check or draft;

(7)	The proposed Defeasance and Release shall not cause the Loan to lose its status as a “qualified mortgage” within the meaning of Sections 860D and 860G(a)(3) of the United States Internal Revenue Code, as amended, and any related United States Treasury Department regulations, including without limitation United States Treasury Department Regulation 1.860(G)-2(a);

(8)	The Successor Borrower (defined below) shall have been established and shall have been approved by Lender’s Representative;

(9)	Borrower shall have delivered to Lender the following items at least fifteen (15) days prior to the Release Date:

(A)	the Defeasance Security Agreement (defined below);

(B)	a release of the Property from the lien of the Security Instrument (for execution by Lender) in form and substance appropriate for the jurisdiction in which the Property is located and satisfactory to Lender’s Representative;

(C)	a certificate of Borrower, in form and substance satisfactory to Lender’s Representative, certifying that all of the conditions and requirements set forth in this Section 4 have been satisfied;

(D)	a certificate, in form and substance satisfactory to Lender’s Representative, from an independent certified public accountant approved by Lender’s Representative, certifying that the Government Securities will generate monthly amounts and cash flow that are sufficient, without reinvestment, to timely pay all Scheduled Defeasance Payments (defined below);

(E)	the Defeasance Opinion (defined below);

(F)	written confirmation from the applicable Rating Agency(ies) to the effect that such Release and substitution of Defeasance Collateral (defined below) will not result in a downgrade, withdrawal or qualification of any rating in effect immediately prior to Defeasance for any Securities;

(G)	if Lender’s Representative requires Borrower to establish the Successor Borrower pursuant to Section 4(f)(vii) below, evidence satisfactory to Lender’s Representative of the establishment of Successor Borrower, including without limitation, the Successor Borrower’s original organizational documents;

(H)	the Transfer and Assignment Agreement (defined below); and

(I)	such other certificates, documents or instruments as Lender’s Representative may reasonably request.

(c) Borrower shall have paid to Lender’s Representative all costs and expenses (including, without limitation, Rating Agency(ies)’, consultants’, accountants’ and attorneys’ fees, costs and expenses) incurred by Lender’s Representative in connection with the matters referred to in this Section 4, including, without limitation, all costs and expenses incurred in connection with the review of the proposed Defeasance Collateral, the preparation of the Defeasance Security Agreement (and any related documentation) and the establishment and maintenance of the Successor Borrower, and any administrative expenses and applicable federal income taxes associated with or incurred by the Successor Borrower.

(d) The Defeasance Deposit (if required by Lender pursuant to Section 4(b)(5) above) shall be used by Lender’s Representative to purchase the Government Securities. In connection therewith, Borrower hereby irrevocably appoints Lender’s Representative as Borrower’s agent and attorney-in-fact, which appointment is coupled with an interest, for the purpose of using the Defeasance Deposit to purchase or cause to be purchased the Government Securities. Borrower, pursuant to the Defeasance Security Agreement or other appropriate documents, shall authorize and direct that the payments received from the Government Securities be made directly to Lender’s Representative and applied to satisfy the obligations of the Borrower under this Note, including without limitation, this Section 4. Borrower specifically agrees that all power granted to Lender under this Section 4(d) may be assigned by Lender to its successors or assigns as holder of this Note.

(e) Upon satisfaction of all the terms and conditions of Sections 4(b) and (c) above, the Property shall be released from the lien of the Security Instrument and the other Loan Documents and the Defeasance Collateral shall constitute the sole collateral which shall secure this Note. Lender will, at Borrower’s sole expense, execute and deliver any agreements reasonably requested by Borrower to release the Property from the lien of the Security Instrument and the other Loan Documents. After payment of the Defeasance Deposit or delivery of the Government Securities pursuant to Section 4(b)(5) above, notwithstanding any statement to the contrary contained in this Note or in any of the other Loan Documents, this Note cannot be prepaid in whole or in part or be the subject of any further Defeasance.

(f) For the purposes of this Section 4, the following terms shall have the following meanings:

(i) The term “Defeasance Collateral” shall mean, individually or collectively, as the case may be, the Defeasance Deposit and the Government Securities and the proceeds thereof.

(ii) The term “Defeasance Deposit” shall mean an amount equal to the sum of: (1) the amount which will be sufficient to purchase the Government Securities necessary to meet the Scheduled Defeasance Payments (including, without limitation, Lender’s Representative’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the remaining term of, and applicable to, the Loan); (2) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of this Note or otherwise required to accomplish the agreements of this Section 4; and (3) all fees, costs and expenses incurred or to be incurred by Lender in the purchase and holding of the Government Securities;

(iii) The term “Defeasance Opinion” shall mean an opinion of counsel in form and substance satisfactory to Lender’s Representative, from counsel approved by Lender’s Representative, stating, among other things, (A) that the Defeasance Collateral has been duly and validly assigned and delivered to Lender’s Representative and that Lender has a legal, valid, perfected, first priority lien on and security interest in the Defeasance Collateral, and (B) that if the holder of this Note shall at the time of the Release be a REMIC, (1) the Defeasance Collateral has been validly assigned to the REMIC trust which holds this Note (the “REMIC Trust”), (2) the Defeasance has been effected in accordance with the requirements of United States Treasury Department Regulation 1.860(G)-2(a)(8), as such regulation may be amended or substituted from time to time, and will not be treated as an exchange pursuant to Section 1001 of the United States

Internal Revenue Code and (3) the tax qualification and status of the REMIC Trust as a REMIC will not be adversely affected or impaired as a result of the Defeasance;

(iv) The term “Defeasance Security Agreement” shall mean a security agreement, in form and substance satisfactory to Lender’s Representative, together with such other instruments, agreements and representations and warranties as may be required of Borrower by Lender’s Representative in order to perfect upon the delivery of the Defeasance Security Agreement a first priority lien on and security interest in the Defeasance Collateral in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests, which Defeasance Security Agreement shall provide, among other things, that any excess received by Lender from the Defeasance Collateral over the amount payable by Borrower hereunder shall on the Release Date be refunded to Borrower and shall thereafter, promptly following each Monthly Payment date and the Maturity Date, be refunded to Successor Borrower;

(v) The term “Government Securities” shall mean U.S. Treasury Obligations (defined below) or Non-U.S. Treasury Obligations (defined below) which (1) are duly endorsed by the holder thereof as directed by Lender’s Representative or are accompanied by a valid written instrument of transfer in form and substance satisfactory to Lender’s Representative (including, without limitation, such instruments, agreements and representations and warranties as may be required by Lender’s Representative or by the depositary holding the Government Securities or the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such depositary) in order to perfect upon the delivery of the Defeasance Security Agreement the first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests and (2) which provide payments which are (A) payable on or prior to, but as close as possible to, all successive Monthly Payment dates after the Release Date, and prior to but as close as possible to the Maturity Date and (B) in amounts equal to or greater than the amounts necessary to meet the scheduled payments of principal and interest due under this Note plus the Lender’s Representative’s estimate of administrative expenses and applicable federal income taxes associated with or to be incurred by the Successor Borrower during the term of the Loan (the “Scheduled Defeasance Payments”);

(vi) The term “Non-U.S. Treasury Obligations” shall mean non-callable, fixed-rate obligations, other than U.S. Treasury Obligations, that are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended;

(vii) The term “Successor Borrower” shall mean an entity established by either Borrower or Lender’s Representative, whichever Lender requires at Lender’s option, which satisfies Lender’s Representative’s requirements (including, without limitation single purpose entity bankruptcy remoteness criteria) and which has been approved by Lender’s Representative;

(viii) The term “Transfer and Assignment Agreement” shall mean an agreement in form and substance satisfactory to Lender’s Representative, together with such other instruments, agreements and representations and warranties as may be required of Borrower by Lender’s Representative, pursuant to which, among other things: (A) Borrower shall transfer and assign all obligations, rights and duties under and to this Note together with the pledged Defeasance Collateral to the Successor Borrower; (B) Successor Borrower shall assume the obligations of Borrower under this Note and the Defeasance Security Agreement and Borrower shall be relieved of its obligations thereunder, except that Borrower shall be required to perform its obligations pursuant to this Section 4; and (C) Borrower shall pay $1,000 to the Successor Borrower as consideration for Successor Borrower assuming the Borrower’s obligations under this Note and the Defeasance Security Agreement. Notwithstanding anything to the contrary in the Security Instrument, except as provided in this Section 4, no other transfer/assumption fee or processing fee (including, without limitation, the transfer fee and processing fee referred to in Section 1.15 of the Security Instrument) shall be payable upon a transfer of the Note in accordance with the terms and conditions of this paragraph; and

(ix) The term “U.S. Treasury Obligations” shall mean direct, non-callable, fixed-rate obligations of the United States of America.

(g) Notwithstanding the fact that prepayments are prohibited except as expressly set forth in this Section 4, if this Note is prepaid (other than a prepayment pursuant to Section 4(h) below or in connection with the application of Net Proceeds as referred to in Section 4(a) above), in full or in part, by operation of law, Borrower’s default or otherwise, or following an Event of Default and acceleration of this Note, if a tender of payment of the amount necessary to satisfy the indebtedness evidenced by this Note and secured by the Security Instrument is made at any time prior to foreclosure sale, or during any redemption period after foreclosure, there shall be payable to Lender, at the same time, (i) accrued and unpaid interest on the portion of the principal balance of this Note being prepaid to and including the date of prepayment, (ii) unless prepayment is tendered on the eleventh (11th) day of a calendar month, an amount equal to the interest that would have accrued on the amount being prepaid from the date of prepayment to and including the tenth (10th) day of the current calendar month (if prepayment is tendered on or after the first (1st) day of a calendar month and prior to the eleventh (11th) day of a calendar month) or the tenth (10th) day of the next succeeding calendar month (if the prepayment is tendered after the eleventh (11th) day of a calendar month) (which amount shall constitute additional consideration for the prepayment), (iii) all other sums then due under this Note, the Security Instrument and the other Loan Documents, (iv) to the maximum extent permitted by law, a Prepayment Charge, and (v) an additional prepayment consideration equal to one percent (1%) of the outstanding principal balance of this Note.

“Prepayment Charge” shall mean an amount determined as of the date of any prepayment or acceleration of this Note, which will be the greater of (a) 1% of the principal amount prepaid, or (b) the amount obtained by subtracting (i) the sum of (x) the unpaid principal amount being prepaid, plus (y) the amount of interest thereon accrued to the date of such prepayment or acceleration, as the case may be, from (ii) the sum of the Current Values (defined below) of all amounts of principal and interest on this Note being prepaid or accelerated that would otherwise have become due on and after the date of such determination if this Note was not being prepaid or accelerated. The “Current Value” of any amount payable means such amount discounted (on a semiannual basis) to its present value on the date of determination at the Treasury Yield (defined below) per annum in accordance with the following formula:

Amount Payable
Current Value =	(1+d/2)[n]

where “d” is the Treasury Yield per annum expressed as a decimal and “n” is an exponent (which need not be an integer) equal to the number of semiannual periods and portions thereof (any such portion of a period to be determined by dividing the number of days in such portion of such period by the total number of days in such period, both computed on the basis of a 30-day month and a 360-day year) between the date of such determination and the due date of the amount payable. For such purpose, the due date of any amount of principal of this Note being partially prepaid means the date or dates as of which such amount is to be credited first against the Borrower’s obligation to make the scheduled payment of principal on the Maturity Date, then, to the extent of the principal being prepaid, to each preceding scheduled required installment of principal pursuant to this Note. The “Treasury Yield” shall be determined by reference to the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two (2) business days prior to the date fixed for prepayment or the acceleration date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) and shall be the most recent weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity equal to the then remaining Weighted Average Life to the Maturity (defined below) of this Note (the “Remaining Life”). If the Remaining Life is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12) of a year) from the weekly average yields of (a) the actively traded U.S. Treasury security with the constant maturity closest to and greater than the Remaining Life of this Note, and (b) the actively traded U.S. Treasury security with the constant maturity closest to and less than the Remaining Life of this Note, except that if the Remaining Life is less than one (1) year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one (1) year shall be used. “Weighted Average Life to Maturity” means, as applied to this Note at any date, the number of years obtained by dividing (x) the then outstanding principal amount of this Note into (y) the total of the products obtained by multiplying (A) the amount of each then-remaining required principal payment including payment at the Maturity Date, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth (1/12)) which will elapse between such date and the date on which such payment is to be made.

Borrower shall pay the Prepayment Charge as provided above whether or not prepayment is voluntary or involuntary, including, without limitation, any prepayment due to the acceleration of the outstanding principal balance of this Note as a result of the occurrence of an Event of Default.

(h) Notwithstanding anything to the contrary herein, provided no Event of Default exists and so long as no Defeasance has occurred, from and after the due date of the Monthly Payment that is two (2) months prior to the Maturity Date, Borrower may prepay the unpaid principal balance of this Note in whole, but not in part, provided that the following conditions have been satisfied: (i) Borrower shall have provided Lender with not less than thirty (30) or more than sixty (60) days prior written notice (the “Prepayment Notice”) specifying the Monthly Payment date on which prepayment is to be made (the “Prepayment Date”); (ii) Borrower shall have paid to Lender all accrued and unpaid interest on the outstanding principal balance of this Note to and including the Prepayment Date; (iii) unless prepayment is tendered on the eleventh (11th) day of a calendar month, an amount equal to the interest that would have accrued on the amount being prepaid from the date of prepayment to and including the tenth (10th) day of the current calendar month (if prepayment is tendered on or after the first (1st) day of a calendar month and prior to the eleventh (11th) day of a calendar month) or the tenth (10th) day of the next succeeding calendar month (if the prepayment is tendered after the eleventh (11th) day of a calendar month) (which amount shall constitute additional consideration for the prepayment); and (iv) Borrower shall have paid to Lender all other sums then due under this Note, the Security Instrument and the other Loan Documents.

5.	BORROWER’S FAILURE TO PAY AS REQUIRED.

(a) Late Charges for Overdue Payments. If Lender has not received the full amount of any Monthly Payment by the date it is due, Borrower shall pay a late charge to Lender. The amount of such late charge will be four percent (4%) of such overdue payment which shall be calculated as of the date such payment was originally due. Borrower will pay such late charge promptly but only once on each late payment. Such late charge represents the reasonable estimate of Lender and Borrower of a fair average compensation for the loss that may be sustained by Lender due to the failure of Borrower to make timely Monthly Payments. Such late charge shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid upon an Event of Default, including without limitation interest at the Default Rate, or to declare a default hereunder, under the Security Instrument or under any of the other Loan Documents. Borrower recognizes (i) that its default in making, when due, any payment under this Note or under any of the other Loan Documents, or the occurrence of any other Event of Default, will result in (x) Lender incurring additional expenses in servicing and administering the Loan, (y) in loss to the Lender of the use of the overdue payment and (z) frustration to Lender in meeting its other financial and loan commitments, and (ii) that the damages caused thereby would be extremely difficult and impractical to ascertain. Borrower agrees (aa) that an amount equal to such late charge plus the accrual of interest at the Default Rate pursuant to Section 5 below is a reasonable estimate of the damage to Lender in the event of an overdue payment and (bb) that the accrual of interest at the Default Rate following any other Event of Default is a reasonable estimate of the damage to Lender in the event of such other Event of Default, regardless of whether there has been an acceleration of this Note.

(b) Default and Acceleration; Default Rate. If any payment required in this Note (including, without limitation, any Monthly Payment) or any other payment under any of the Loan Documents is not paid on or prior to the date when due after the expiration of any applicable notice and grace periods expressly provided in the Loan Documents, or on the happening of any other Event of Default, then the whole of the principal sum of this Note, (i) interest, default interest, Prepayment Charge, late charges and other sums, as provided in this Note, the Security Instrument or the other Loan Documents, (ii) all other monies agreed or provided to be paid by Borrower in this Note, the Security Instrument or the other Loan Documents, (iii) all sums advanced pursuant to the Security Instrument to protect and preserve the Property and the lien and the security interest created thereby, and (iv) all sums advanced and costs and expenses incurred by Lender in connection with the indebtedness evidenced by the Loan Documents or any part thereof, any renewal, extension, or change of or substitution thereof, or the acquisition or perfection of the security therefor, whether made or incurred at the request of Borrower or Lender, shall without notice become immediately due and payable at the option of Lender, together with all the interest that Borrower owes on such amounts at the Default Rate. The “Default Rate” is equal to the Applicable Interest Rate plus four percent (4%), and shall accrue from and after the date any such payment was originally due (without taking into account any applicable notice or grace periods). This provision shall not be deemed to excuse a default hereunder or an Event of Default under the Security Instrument and shall not be deemed a waiver of any other rights Lender may have, including the right to declare the entire unpaid principal balance and accrued interest immediately due and payable.

(c) No Waiver by Lender.

(i) Lender shall not be deemed to have waived any of its rights or remedies under this Note unless such waiver is expressed in writing by Lender, and no delay or omission by Lender in exercising, or failure by Lender on any one or more occasions to exercise, any of Lender’s rights hereunder or under the Loan Documents, or at law or in equity, including, without limitation, Lender’s right, after the occurrence of any Event of Default, to declare the entire indebtedness evidenced hereby immediately due and payable, shall be construed as a novation of this Note or shall operate as a waiver or prevent the subsequent exercise of any or all such rights.

(ii) Acceptance by Lender of any portion or all of any sum payable hereunder, whether before, on or after the due date of such payment shall not be a waiver of Lender’s right either to require prompt payment when due of all other sums payable hereunder or to exercise any of Lender’s rights, powers and remedies hereunder or under the Loan Documents. A waiver of any right in writing on one occasion shall not be construed as a waiver of Lender’s rights to insist thereafter upon strict compliance with the terms hereof without previous notice of such intention being given to Borrower, and no exercise of any right by Lender shall constitute or be deemed to constitute an election of remedies by Lender precluding the subsequent exercise by Lender of any or all of the rights, powers and remedies available to it hereunder or under the Loan Documents, or at law or in equity. Borrower hereby expressly waives the benefit of any statute or rule of law or of equity now provided, or which may hereafter be provided, which would produce a result contrary to, or in conflict with, the foregoing.

(iii) Even if, at a time when an Event of Default has occurred, Lender does not accelerate the amounts due under this Note and the other Loan Documents and require Borrower to pay all such amounts immediately in full as described above, Lender shall still have the right to do so at a later time if such Event of Default is continuing, or upon the occurrence of another Event of Default.

(d) Payment of Lender’s Costs and Expenses. If Lender has required Borrower to pay immediately in full as described above, the Lender shall have the right to be reimbursed by Borrower for all of its costs and expenses in enforcing this Note to the extent not prohibited by applicable law. Those expenses include, for example, attorneys’ fees, costs and expenses. As used in this Note, “attorneys’ fees, costs and expenses” shall mean the reasonable attorneys’ fees and the costs and expenses of counsel to Lender (including without limitation in-house counsel employed by Lender), which may include, without limitation, printing, duplicating, telephone, fax, air freight and other charges, and fees billed for law clerks, paralegals, librarians, expert witnesses and others not admitted to the bar but performing services under the supervision of an attorney and all such fees, costs and expenses incurred with respect to trial, appellate proceedings, arbitrations, out-of-court negotiations, workouts and settlements, and bankruptcy or insolvency proceedings (including, but not limited to, seeking relief from stay in bankruptcy proceedings), and whether or not any action or proceeding is brought or is concluded with respect to the matter for which such fees, costs and expenses were incurred. Lender shall also be entitled to its attorneys’ fees, costs and expenses incurred in any post-judgment action or proceeding to enforce and collect the judgment. This Section 5(d) is separate and several, shall survive the discharge of this Note, and shall survive the merger of this Note into any judgment on this Note.

6.	NOTICES.

All notices required or permitted hereunder shall be given and become effective as provided in the Security Instrument.

7.	WAIVERS.

Borrower and all others who may become liable for the payment of all or any part of the indebtedness evidenced by this Note do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind, except those notices for which the Loan Documents expressly provide. No release of any security for the Note or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instrument or the other Loan Documents made by agreement between Lender or any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other person or entity who may become liable for the payment of all or any part of the indebtedness evidenced by this Note, the Security Instrument or the other Loan Documents. No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand as provided for in this Note, the Security Instrument or the other Loan Documents.

8.	SECURED NOTE.

The obligations of Borrower under this Note are secured by that certain Commercial Mortgage, Security Agreement, Fixture Filing Financing Statement and Assignment of Leases, Rents, Income and Profits (the “Security Instrument”), of even date herewith, which contains provisions for acceleration of the entire indebtedness secured hereby upon the happening of certain events.

9.	TRANSFER.

Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer, Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Security Instrument and the other Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter, but Lender shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.

10.	EXCULPATION.

Except with respect to the matters set forth in subsections (a) and (b) below, Lender’s source of satisfaction of the indebtedness evidenced by this Note and all other covenants and obligations under this Note and any other of the Loan Documents shall be limited to the Property, and Lender shall not seek to procure payment out of other assets of Borrower, or seek a judgment (except as hereinafter provided) for any sums which are or may be payable under this Note or any other of the Loan Documents, or claim or seek judgment for any deficiency remaining after foreclosure of the Security Instrument; provided, however, that the foregoing clause shall not prejudice the right of Lender to enforce the lien of the Security

Instrument or other security given for the payment thereof or to exercise any of its remedies at law other than the entry of a personal money judgment against the Borrower. The foregoing notwithstanding:

(a) Borrower shall be and remain personally liable for all losses, costs, damages, or expenses incurred by Lender in the following instances:

(i) Reserved;

(ii) as a result of waste (except ordinary wear and tear), arson committed or instigated by Borrower, any Guarantor or any partner, member or shareholder in Borrower, or a violation of the provisions in the Security Instrument regarding removal, demolition or structural alteration of any portion of the Property, subject to the terms and conditions of Section 1.32 of the Security Agreement;

(iii) Reserved;

(iv) Reserved;

(v) Borrower’s breach or failure to perform or comply with Section 1.03 (captioned “Hazardous Waste”) of the Security Instrument, or Borrower’s or any Guarantor’s breach or failure to perform or comply with the provisions of the Environmental Indemnification Agreement of even date herewith executed by Borrower for the benefit of Lender;

(vi) misapplication of or failure to deliver to Lender (in accordance with the terms of the Loan Documents) the following: (1) any insurance or condemnation proceeds; (2) rents, issues or profits received by Borrower/Guarantor or its agent after Lender makes written demand therefor pursuant to any Loan Document; or (3) prepaid rents or tenant security deposits; or

(vii) violation of any of the provisions of Sections 1.29 and 1.30 (captioned “Single Purpose Entity” and “ERISA”, respectively) of the Security Instrument.

(b) Borrower shall be and remain personally liable without exculpation or limitation of liability whatsoever for the entire amount of the indebtedness evidenced by the Note (including all principal, interest, and other charges) and all other sums due or to become due under the other Loan Documents, whether at maturity or by acceleration or otherwise, in the following instances:

(i) violation of any of the provisions of Sections 1.15(c) and (d) of the Security Instrument (captioned, “No Sale/Encumbrance” and “Permitted Transfers”, respectively);

(ii) fraud or intentional misrepresentation in connection with the Property, Loan Documents, or Loan Application; or

(iii) the Property or any part thereof becomes an asset in: (1) a voluntary bankruptcy or insolvency proceeding commenced by Borrower; or (2) an involuntary bankruptcy or insolvency proceeding in which: (A) such proceeding was commenced by any entity controlling, controlled by or under common control with Borrower (individually or collectively, “Affiliate”), including but not limited to any creditor or claimant acting in concert with Borrower or any Affiliate; or (B) any Affiliate objects to a motion by Lender for relief from any stay or injunction from the foreclosure of the Security Instrument or any other remedial action permitted under the Note, Security Instrument or other Loan Documents.

11.	SAVINGS CLAUSE.

Notwithstanding any provisions in this Note or in the Security Instrument to the contrary, the total liability for payments in the nature of interest, including, without limitation, prepayment charges, default interest and late fees, shall not exceed the limits imposed by the laws of the State where the Property is located or the United States of America relating to maximum allowable charges of interest. Lender shall not be entitled to receive, collect or apply, as interest on the indebtedness evidenced by the Note, any amount in excess of the maximum lawful rate of interest permitted to be charged by applicable law. If Lender ever receives, collects or applies as interest such amount which would be excessive interest, such amount shall be applied to reduce the unpaid principal balance of this Note, and any remaining excess shall be paid over to person or persons legally entitled thereto.

12.	JOINT AND SEVERAL OBLIGATIONS.

If this Note is signed by more than one party, all obligations herein contained shall be deemed to be the joint and several obligations of each party executing this Note. Any married person signing this Note agrees that recourse may be had against community assets and against his or her separate property for the satisfaction of all obligations contained herein.

13.	WAIVER OF TRIAL BY JURY.

BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SECURITY INSTRUMENT, THIS NOTE AND/OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER IN CONNECTION THEREWITH.

14.	OFFSETS.

No indebtedness evidenced by this Note shall be deemed to have been offset or to be offset or compensated by all or part of any claim, cause of action, counterclaim or cross claim, whether liquidated or unliquidated, which Borrower or any successor to Borrower now or hereafter may have or may claim to have against Lender; and, in respect to the indebtedness now or hereafter secured hereby, Borrower waives, to the fullest extent permitted by law, the benefits of any law which authorizes or permits such offsets.

15.	MISCELLANEOUS.

(a) Remedies Cumulative. The remedies of Lender as provided herein and in any other Loan Document, or any one or more of them, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Lender, and may be exercised as often as occasion thereof shall occur.

(b) Severability. Every provision of this Note is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(c) Headings. The headings and captions of various Sections of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

(d) Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State where the Property is located.

(e) Amendments. This Note, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any party, but only by an instrument in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

(f) Interpretation. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(g) Submission and Consent to Jurisdiction. Borrower, in consideration of making the loan evidenced by this Note, agrees that all actions or proceedings arising directly, indirectly or otherwise in connection with this Note shall be litigated, at Lender’s election, only in courts having a situs within the county and State where the Property is located, in any jurisdiction in which the Borrower (or any individual or entity comprising the Borrower) may reside or hold assets, or in any one or more of the foregoing jurisdictions and Borrower hereby consents and submits to the jurisdiction of any local, state or federal court located therein. Borrower irrevocably waives the defense of inconvenient forum to the maintenance of such action or proceeding. Borrower hereby consents to service of process by any means permitted by applicable law.

(h) Clerical Error. In the event Lender at any time discovers that this Note, the Security Instrument or any other Loan Document contains an error that was caused by a clerical mistake, calculation error, computer malfunction, printing error or similar error, Borrower agrees, upon notice from Lender, to re-execute any documents that are necessary to correct any such error(s). Borrower further agrees that Lender will not be liable to Borrower for any damages incurred by Borrower that are directly or indirectly caused by any such error(s).

(i) Lost, Stolen, Destroyed or Mutilated Loan Documents. In the event of the loss, theft or destruction of this Note, the Security Instrument, or any other Loan Document, upon receipt of an affidavit from Lender attesting to such occurrence or in the event of the mutilation of any of the Loan Documents, upon Lender’s surrender to Borrower of the mutilated Loan Document, Borrower shall execute and deliver to Lender a Loan Document in form and content identical to, and to serve as a replacement of, the lost, stolen, destroyed, or mutilated Loan Document and such replacement shall have the same force and effect as the lost, stolen, destroyed, or mutilated Loan Document, and may be treated for all purposes as the original copy of such Loan Document.

(j) Time is of the Essence. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF EACH PROVISION OF THIS NOTE.

(k) Legislation Affecting Lender’s Rights. If enactment or expiration of applicable laws has the effect of rendering any material provision of this Note or the Security Instrument unenforceable according to its terms, Lender, at its option, may require immediately payment in full of all sums evidenced by this Note and may invoke any remedies permitted under the Loan Documents.

(l) Disbursements. Funds representing the proceeds of the indebtedness evidenced hereby which are disbursed by Lender by mail, wire transfer or other delivery to Borrower, to escrows or otherwise for the benefit of Borrower shall, for all purposes, be deemed outstanding hereunder and to have been received by Borrower as of the date of such mailing, wire transfer, or other delivery and until repaid, notwithstanding the fact that such funds may not at any time have been remitted by such escrows to Borrower or for Borrower’s benefit.

(m) Exempted Transaction. Borrower agrees that (i) the payment obligations evidenced by this Note and the other instruments securing this Note are exempted transactions under the Truth in Lending Act 15 USC § 1601, et seq.; (ii) the proceeds of the indebtedness evidenced by this Note will not be used for the purchase of registered equity securities within the purview of Regulation “U” issued by the Board of Governors of the Federal Reserve System; and (iii) on the Maturity Date, Lender shall not have any obligation to refinance the indebtedness evidenced by this Note or to extend further credit to Borrower.

[SIGNATURE PAGE(S) ATTACHED]

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

PLAINFIELD PARTNERS, LLC, a Delaware limited liability company

By:	Plainfield Acquisitions, LLC a Delaware limited liability company Managing Member

By:	/s/ Kevin A. Shields
Kevin A. Shields, Managing Member

Borrower Taxpayer ID/SSN: 36-4439629